Exhibit 99.1

SEC GRANTS MEREDITH ENTERPRISES’ APPLICATION TO DELIST
ITS COMMON STOCK FROM THE AMERICAN STOCK EXCHANGE

Company Will Deregister with SEC

MENLO PARK, CA, November 2, 2005 – Meredith Enterprises, Inc., (Formerly AMEX: MPQ) today reported that the SEC has granted its application to delist its common stock from the American Stock Exchange. The Amex will suspend trading in the company’s common stock effective at the opening of the markets on Thursday, November 3, 2005. In accordance with the company’s plans as stated in its September 15, 2005 press release and current report on Form 8-K, the company will file a Form 15 with the SEC on November 3, 2005 to terminate registration of its common stock with the SEC and immediately suspend the company’s filing of current and periodic reports with the SEC. The company anticipates that, following delisting with the Amex and deregistration with the SEC, its common stock will be quoted on the Pink Sheets®, an electronic quotation service for over-the-counter securities. The company intends to provide to the public the information necessary for market makers to quote the company’s stock on the pink sheets, but the company can give no assurances that any broker will make a market in the company’s common stock.

Stockholders should note that the company’s certificate of incorporation remains unchanged. Among other items, the certificate of incorporation provides for limitations on ownership to maintain the company’s status as a real estate investment trust under the Internal Revenue Code. These limits restrict a holder’s “beneficial ownership” to 2.5% of the company’s common stock and “constructive ownership” to 5.0% of the company’s common stock, except that Allen K. Meredith, the company’s CEO and Chairman, may beneficially own up to 39.0% of the company’s common stock. The definitions of these terms are complex, and their application to a particular holder depends on the exact facts and circumstances. Stockholders should carefully review the company’s certificate of incorporation, which is available online along with the company’s other reports and exhibits at the SEC’s website at www.sec.gov.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about Meredith Enterprises, Inc. and its business. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties – many of which are outside of the company’s control – that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include: whether the company will be able to provide the information necessary for market makers to quote the company’s stock on the pink sheets; and whether the company’s common stock will in fact be traded on the pink sheets after the deregistration. The company will continue to face other risks and uncertainties, including whether the company can maintain its dividend, renew its leases with existing tenants, collect amounts due under existing leases, lease vacant space to new tenants at acceptable rates (including the approximately 38,000 square foot vacancy in its Tustin property), and complete the construction and lease-up of a new shopping center in Garden Grove, CA and other assets it may develop in the future. For a description of these and other risks that may affect the company’s performance, please see the sections in its most recent Quarterly Report on Form 10-QSB entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Significant Recent Events” and “– Risk Factors that May Affect Future Results.”

Contact:
Meredith Enterprises, Inc.
Allen Meredith
(650) 233-7140